Consent of Independent Registered Public Accounting Firm

The Board of Directors

Supertel Hospitality, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-138304) on Form S-3 and (No. 333-134822) on Form S-8 of Supertel Hospitality, Inc. of our report dated October 25, 2006, with respect to the combined balance sheet of Savannah Suites Affiliated Properties under contract for sale as of December 31, 2005 and the related combined statements of operations, owners’ equity (deficit), and cash flows for the year then ended, which report appears in the Form 8-K/A of Supertel Hospitality, Inc.

/s/ KPMG LLP

Omaha, Nebraska

November 22, 2006